                                                                 EXHIBIT 12.01


                        NORTHERN STATES POWER COMPANY
                          (a Wisconsin corporation)
                         STATEMENT OF COMPUTATION OF
                      RATIO OF EARNINGS TO FIXED CHARGES


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
                                                                                            Twelve Months
                                                                                                Ended
                                  1991       1992        1993        1994        1995       March 31, 1996
                                 -------    -------     -------     -------     -------     --------------
                                          (THOUSANDS OF DOLLARS)
Earnings
  Income from continuing
    operations                   $36,552    $38,200     $38,007     $38,545     $39,217        $36,976
Add
  Taxes based on income
    Federal income taxes (1)      14,585     16,294      13,794       9,366      18,463         17,461
    State income taxes (1)         3,279      3,475       3,091       2,711       4,676          4,288
  Deferred income taxes-net (1)    4,318      3,088       7,162       7,678       1,838          1,113
  Investment tax credit
    adjustment - net                (971)      (956)       (948)       (943)       (936)          (930)
Fixed charges                     17,259     18,126      18,748      18,054      19,586         19,515
                                 -------    -------     -------     -------     -------        -------
       Earnings                  $75,022    $78,227     $79,854     $75,411     $82,844        $78,423
                                 =======    =======     =======     =======     =======        =======

Fixed charges
  Interest charges per
    statement of income          $16,836    $17,691     $16,753     $17,287      18,818         18,752
  Amortization of debt expense,
    premium and loss on
    reacquired debt                  423        435       1,995         767         768            763
                                 -------    -------     -------     -------     -------        -------
     Total Fixed Charges         $17,259    $18,126     $18,748     $18,054     $19,586        $19,515
                                 =======    =======     =======     =======     =======        =======

Ratio of earnings to fixed
  charges                           4.35       4.32        4.26        4.18        4.23           4.02
                                 =======    =======     =======     =======     =======        =======

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(1) Includes income taxes included in Miscellaneous Income Deductions and
    Non-operating Taxes.